Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT
· Warrior Gas Co., a Texas corporation, which has a wholly owned subsidiary, Clajon Industrial Gas, Inc., a Texas corporation
· Clayton Williams Trading Company, a Texas corporation
· CWEI Aviation, Inc., a Texas corporation
· Clayton Williams Pipeline Corporation (formerly Clayton Williams Midland, Inc.), a Delaware corporation
· CWEI Romere Pass Acquisition Corp., a Delaware corporation, which is the sole member of Romere Pass Acquisition, L.L.C. (formerly Romere Pass Acquisition Corp.)
· Warrior Mississippi Corporation, a Delaware corporation
· Southwest Royalties, Inc., a Delaware corporation
· West Coast Energy Properties GP, LLC, a Texas limited liability company
· Desta Drilling GP, LLC, a Texas limited liability company
· CWEI Partners GP, LLC, a Delaware corporation, which has a wholly owned subsidiary, CWEI Partners Operating, LLC
· CWEI Andrews Properties GP, LLC, a Delaware corporation